Exhibit 99

Viacom Agrees to Acquire Pluto TV

Acquisition of Leading Free Streaming Television Platform Marks Next Step in Viacom’s Evolution

Provides Scaled Direct-to-Consumer Platform and Expands Opportunities Across Distribution Partnerships, Advanced Advertising

Platform Will Benefit from Viacom’s Content Library, International Footprint and Marketing Capabilities

NEW YORK, NY, January 22, 2019 - Viacom Inc. (NASDAQ: VIAB, VIA) today announced that it has entered into a definitive agreement to acquire Pluto TV, the leading free streaming television service in U.S., for $340 million in cash.

Founded in 2013, Pluto TV streams more than 100 channels and thousands of hours of on-demand content spanning television and movies, sports, news, lifestyle, comedy, cartoons, gaming and trending digital series. The ad-supported, internet-based TV service features world-class programming sourced from over 130 partnerships with media networks, major film and television studios and a wide range of digital content producers.

Today, Pluto TV has more than 12 million monthly active users, 7.5 million of which are on connected TVs. Its audience streams billions of minutes of content each month across devices such as Roku, Amazon Fire TV, Android TV, Apple TV, Chromecast, and Sony PlayStation consoles, as well as built-in integrations on smart TVs from Samsung and Vizio, and mobile apps on Android and iOS. Pluto TV has also secured new distribution deals that will make the service available on tens of millions of additional devices in the coming months.

Strategic Highlights

The acquisition of Pluto TV will advance Viacom’s key strategic priorities, including expanding its presence across next-generation distribution platforms and growing its advanced advertising business. Additionally, access to Viacom’s global reach, leading brands and vast, unencumbered library will help solidify Pluto TV as the leader in the free streaming video market in the U.S., and accelerate Pluto TV’s global growth. The benefits of this transaction include:

•	CREATES A SCALED D2C OFFERING

◦	Provides Viacom with direct access to millions of consumers

◦	Serves as a very important marketing engine to acquire and retain consumers for Viacom’s targeted subscription products, including Noggin and Comedy Central Now

◦	Provides a new distribution outlet for Viacom Digital Studios’ content, beyond the existing AwesomenessTV channel on Pluto TV

◦	Promotes Viacom brands and content that live on other platforms, such as pay-TV, theaters and beyond

•	MEANINGFULLY ENHANCES ADVANCED MARKETING SOLUTIONS BUSINESS

◦	Immediately adds billions of high-quality addressable advertising impressions, which will further strengthen Viacom’s ability to serve advertisers and their agencies

◦	Brings an additional audience that is young, gender-balanced and hard to reach

•	ADDS IMPORTANT OFFERING FOR DISTRIBUTION PARTNERS

◦	Further expands Viacom’s ability to partner with distributors by adding a premium, free service for broadband-only and other subscribers

◦	Serves as a customer acquisition and retention tool for certain tiers of pay-TV packages

◦	Represents a significant opportunity for all types of distributors, including mobile operators

•	UNLOCKS VIACOM LIBRARY VALUE

◦	Creates an incremental opportunity to monetize Viacom library product; importantly, Viacom’s current-window programming will remain in the pay-TV ecosystem on its branded networks

◦	Benefits from Viacom’s strategic decision to curtail the licensing of large library packages to SVOD over the last two years

•	CREATES GLOBAL OPPORTUNITY

◦	Leverages Viacom’s international reach, infrastructure and capabilities

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In particular, Viacom sees a very compelling near-term opportunity to create a Spanish language offering, capitalizing on Viacom International Media Networks’ library, in both the U.S. and Latin America

•	ACCELERATES PLUTO TV’S LEADERSHIP IN FREE STREAMING TV

◦	Strengthens key areas of Pluto TV’s offering for consumers by including Viacom’s content across kids, African-American, reality and comedy

◦	Gives Pluto TV access to Viacom’s brands and marketing capabilities to grow audience and usage

◦	Delivers incremental value to Pluto TV’s existing content and distribution partners

“Today marks an important step forward in Viacom’s evolution, as we work to move both our company and the industry forward.  Pluto TV’s unique and market-leading product, combined with Viacom’s brands, content, advanced advertising capabilities and global scale, creates a great opportunity for consumers, partners and Viacom,” said Bob Bakish, Viacom President and CEO.  “As the video marketplace continues to segment, we see an opportunity to support the ecosystem in creating products at a broad range of price points, including free.   To that end, we see significant white space in the ad-supported streaming market and are excited to work with the talented Pluto TV team, and a broad range of Viacom partners, to accelerate its growth in the U.S. and all over the world.”

Viacom’s global footprint, portfolio of entertainment brands, deep content library and additional marketing resources will further enrich Pluto TV’s product and consumer experience and provide a clear roadmap for international expansion.

“Since our launch less than five years ago, and particularly over the past year, Pluto TV has enjoyed explosive growth and become the category leader in free streaming television," said Pluto TV CEO and Co-Founder Tom Ryan. "Viacom’s portfolio of global, iconic brands and IP, advanced advertising leadership and international reach will enable Pluto TV to grow even faster and become a major force in streaming TV worldwide. Viacom is the perfect partner to help us accomplish our mission of entertaining the planet.”

Mr. Ryan will continue to serve as CEO of Pluto TV, which will operate as an independent subsidiary of Viacom upon closing of the transaction. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions and regulatory approval.

Paul Hastings, Covington & Burling and Shearman & Sterling served as legal counsel to Viacom. Gunderson Dettmer and Hogan Lovells served as legal counsel to Pluto TV, and LionTree Advisors served as financial advisor to Pluto TV.

About Viacom

Viacom creates entertainment experiences that drive conversation and culture around the world. Through television, film, digital media, live events, merchandise and solutions, our brands connect with diverse, young and young at heart audiences in more than 180 countries.

For more information on Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following us on Twitter (twitter.com/viacom), Facebook (facebook.com/viacom) and LinkedIn (linkedin.com/company/viacom).

About Pluto TV

Pluto TV is the leading free streaming television service in America, delivering 100+ live and original channels and thousands of on-demand movies in partnership with major TV networks, movie studios, publishers, and digital media companies. Pluto TV is available on all mobile, web and connected TV streaming devices and millions of viewers tune in each month to watch premium news, TV shows, movies, sports, lifestyle, and trending digital series. Headquartered in Los Angeles, Pluto TV has offices in New York, Silicon Valley, Chicago and Berlin.

Media Contact

Karen Shosfy, Viacom
karen.shosfy@viacom.com